Exhibit 99.2
EXCO Resources, Inc.
Pro forma financial information and footnotes
for the year ended December 31, 2012 and
six months ended June 30, 2013

Unless the context requires otherwise, references in this pro forma financial information and footnotes to “EXCO,” “EXCO Resources,” “Company,” “we,” “us,” and “our” are to EXCO Resources, Inc. and its consolidated subsidiaries.
We are an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and production of onshore U.S. oil and natural gas properties. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region. In addition to our oil and natural gas producing operations, we own 50% interests in two midstream joint ventures located in East Texas/North Louisiana and Appalachia.

Acquisition of Oil and Natural Gas Properties from Chesapeake Energy Corporation
On July 2, 2013, we entered into definitive agreements to acquire producing and undeveloped oil and natural gas assets in the Haynesville and Eagle Ford shale formations for an aggregate purchase price of approximately $1.0 billion, subject to customary preliminary purchase price adjustments, from subsidiaries of Chesapeake Energy Corporation ("Chesapeake"). Upon execution of these agreements, we deposited $31.6 million and $68.1 million into escrow accounts for the acquisition of the Haynesville and Eagle Ford assets, respectively. The escrow accounts will remain in place after closing and will primarily be used to settle title and environmental defect adjustments.
We closed the acquisition of the Haynesville assets on July 12, 2013 for a purchase price of $288.2 million, after customary preliminary purchase price adjustments. The acquisition was funded with borrowings from our credit agreement ("EXCO Resources Credit Agreement"). The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases located in our core Haynesville shale operating area in Caddo Parish and DeSoto Parish, Louisiana. These properties included Chesapeake's non-operated interests in 170 wells operated by EXCO on approximately 5,600 net acres, and operated interests in 11 producing wells on approximately 4,000 net acres. The acquisition added approximately 55 identified drilling locations in the Haynesville shale formation to our drilling inventory.
We closed the acquisition of the Eagle Ford assets on July 31, 2013 for a purchase price of $685.3 million, after customary preliminary purchase price adjustments. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases in the Eagle Ford shale in the counties of Zavala, Dimmit, La Salle and Frio in South Texas. These properties include operated interests in 120 wells on approximately 55,000 net acres. The acquisition added approximately 300 identified drilling locations to our drilling inventory. In addition, we entered into a farm-out agreement with Chesapeake covering an additional 147,000 net acres adjacent to the acquired properties. Pursuant to the terms of the farm-out agreement, Chesapeake retains an overriding royalty interest in wells drilled on acreage covered by the farm-out agreement, with an option to convert the overriding royalty interest to a working interest at payout of the well.
In connection with closing the acquisition of the Eagle Ford assets, we entered into a participation agreement ("KKR Participation Agreement") with affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and sold an undivided 50% interest in the undeveloped acreage we acquired for approximately $130.9 million, after preliminary closing adjustments. The KKR Participation Agreement provides that EXCO and KKR will jointly fund future development costs for the Eagle Ford assets. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. When each quarterly tranche of wells drilled has been on production for one year, EXCO is required to offer to purchase KKR's 75% working interest at fair market value as defined in the KKR Participation Agreement, subject to specific well criteria and return hurdles. With respect to the first year (first four quarters) of the development program, we are required to make our first offer during the fourth quarter of 2014 for wells that have been in production for approximately one year.

Amended and Restated Credit Agreement
On July 31, 2013, we amended and restated the EXCO Resources Credit Agreement to facilitate these acquisitions, which increased the borrowing base to $1.6 billion, including a $1.3 billion revolving commitment and a $300.0 million term loan commitment. The credit agreement provides that net proceeds from certain asset sales in excess of the borrowing base value (if any) will be used to reduce the outstanding borrowings by July 31, 2014. At any time after nine months from the closing date, the lenders have the right to demand that we engage investment bankers to publicly sell or privately place debt securities in an amount that is sufficient (i) to pay off $400.0 million less the amount of net asset sale proceeds received by EXCO and applied to reduce the outstanding borrowings, and (ii) reduce the amounts outstanding under the EXCO Resources Credit Agreement so that there is at least $100.0 million in available borrowing capacity. On August 19, 2013, the term loan portion of the facility was amended to reflect a replacement term loan that ranks pari passu in right of payment and of security with the revolving loans.
The interest rate grid ranges from LIBOR plus 175 bps to 275 bps (or ABR plus 75 bps to 175 bps), depending on our borrowing base usage. The interest rate grid is increased by 100 bps per annum until the net proceeds from certain asset sales reduce outstanding borrowings by $400.0 million.
Proceeds from the sale of properties under the KKR Participation Agreement were used to reduce outstanding borrowings under the EXCO Resources Credit Agreement. After giving effect to the acquisition and the KKR payment, the EXCO Resources Credit Agreement borrowing base and outstanding borrowings were reduced by $130.9 million. As a result of the sale, our borrowing base under the EXCO Resources Credit Agreement was reduced to approximately $1.5 billion and our asset sale requirement was reduced to $269.1 million as of July 31, 2013.

EXCO/HGI Partnership
On February 14, 2013, we formed a partnership ("EXCO/HGI Partnership") with Harbinger Group Inc. ("HGI"). Pursuant to the agreements governing the transaction, we contributed our conventional shallow producing assets in East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin of West Texas to the EXCO/HGI Partnership, in exchange for net proceeds of $574.8 million, after final purchase price adjustments, and a 25.5% economic interest in the partnership. HGI's economic interest in the EXCO/HGI Partnership is 74.5%. The primary strategy of the EXCO/HGI Partnership is to acquire conventional producing oil and natural gas properties to enhance asset value and cash flow. We report our 25.5% interest in the EXCO/HGI Partnership using proportional consolidation.
Immediately following the closing, the EXCO/HGI Partnership entered into an agreement to purchase the remaining shallow Cotton Valley assets from an affiliate of BG Group plc ("BG Group"), for $130.9 million, after customary preliminary purchase price adjustments. The assets acquired as a result of this transaction represented an incremental working interest in properties owned by the EXCO/HGI Partnership. The transaction closed on March 5, 2013 and was funded with borrowings from the EXCO/HGI Partnership's credit agreement ("EXCO/HGI Partnership Credit Agreement").

Unaudited pro forma financial information
The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would have actually occurred had the above described transactions occurred on the indicated dates or that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with EXCO's Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 21, 2013 and as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on August 30, 2013 (as amended, the "Form 10-K"), and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 7, 2013 ("Form 10-Q"). Management believes that the assumptions used in these unaudited pro forma financial statements provide a reasonable basis for presenting the effect of these transactions. As these pro forma financial statements are based on EXCO's latest financial statements filed with the Securities and Exchange Commission in its Form 10-K and Form 10-Q, they do not reflect the impact of transactions occurring after June 30, 2013 through the closing dates, which could impact the amounts of the entries related to these transactions.

Pro forma balance sheet
The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 is based on the unaudited consolidated balance sheet of EXCO as of June 30, 2013. The pro forma condensed consolidated balance sheet gives effect to the acquisition of oil and natural gas properties from Chesapeake, sale of undeveloped properties to KKR and amendment to the EXCO Resources Credit Agreement as if such transactions had occurred on June 30, 2013.

EXCO Resources, Inc.
Pro forma condensed consolidated balance sheet
As of June 30, 2013
(Unaudited)

	Historical	Pro forma

(in thousands)	EXCO Resources, Inc.	Acquired Chesapeake Properties		Sale of Properties to KKR		EXCO Resources, Inc.

Assets
Current assets:
Cash and cash equivalents	$80,442	$928,741	(a)	$130,904	(d)	$35,590
		(973,593)	(c)	(130,904)	(d)
Restricted cash	42,542	—		—		42,542
Accounts receivable, net:						—
Oil and natural gas	78,029	—		—		78,029
Joint interest	62,519	—		—		62,519
Other	18,209	—		—		18,209
Inventory	4,727	—		—		4,727
Derivative financial instruments	33,082	—		—		33,082
Other	16,767	8,006	(a)	(2,620)	(e)	22,153
Total current assets	336,317	(36,846)		(2,620)		296,851
Equity investments	371,190	—		—		371,190
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	367,407	232,415	(c)	(101,254)	(d)	498,568
Proved developed and undeveloped oil and natural gas properties	2,699,608	745,101	(c)	(29,650)	(d)	3,415,059
Accumulated depletion	(2,029,922)	—		—		(2,029,922)
Oil and natural gas properties, net	1,037,093	977,516		(130,904)		1,883,705
Gas gathering assets	33,562	—		—		33,562
Accumulated depreciation and amortization	(9,688)	—		—		(9,688)
Gas gathering assets, net	23,874	—		—		23,874
Office, field and other equipment, net	17,597	—		—		17,597
Deferred financing costs, net	18,098	24,019	(a)	—		38,432
		(3,685)	(b)	—
Derivative financial instruments	13,562	—		—		13,562
Goodwill	163,155	—		—		163,155
Other assets	28	—		—		28
Total assets	$1,980,914	$961,004		$(133,524)		$2,808,394

See accompanying notes.

EXCO Resources, Inc.
Pro forma condensed consolidated balance sheet
As of June 30, 2013
(Unaudited)

	Historical	Pro forma

(in thousands, except per share and share data)	EXCO Resources, Inc.	Acquired Chesapeake Properties		Sale of Properties to KKR		EXCO Resources, Inc.

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$81,134	$—		$—		$81,134
Revenues and royalties payable	131,519	—		—		131,519
Accrued interest payable	17,311	—		—		17,311
Current portion of asset retirement obligations	395	—		—		395
Income taxes payable	—	—		—		—
Derivative financial instruments	3,186	—		—		3,186
Current portion of long-term debt	—	400,000	(a)	(130,904)	(d)	269,096
Total current liabilities	233,545	400,000		(130,904)		502,641
Long-term debt	1,310,407	560,766	(a)	—		1,871,173
Deferred income taxes	—	—		—		—
Derivative financial instruments	13,335	—		—		13,335
Asset retirement obligations and other long-term liabilities	42,745	3,923	(c)	—		46,668
Commitments and contingencies	—	—		—		—
Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized shares; none issued and outstanding	—	—		—		—
Common stock, $0.001 par value; 350,000,000 authorized shares; 217,906,792 shares issued and 217,367,571 shares outstanding at June 30, 2013	215	—		—		215
Additional paid-in capital	3,209,517	—		—		3,209,517
Accumulated deficit	(2,821,371)	(3,685)	(b)	(2,620)	(e)	(2,827,676)
Treasury stock, at cost; 539,221 shares at June 30, 2013	(7,479)	—		—		(7,479)
Total shareholders’ equity	380,882	(3,685)		(2,620)		374,577
Total liabilities and shareholders’ equity	$1,980,914	$961,004		$(133,524)		$2,808,394

See accompanying notes.

(a)
Pro forma adjustment to reflect borrowings under the EXCO Resources Credit Agreement. Deferred financing costs incurred in connection with the amendment to the EXCO Resources Credit Agreement were approximately $32.0 million. The portion of deferred financing costs and borrowings associated with the asset sale requirement as a result of the amendment to the EXCO Resources Credit Agreement are presented as current assets and liabilities.

(b)
Pro forma adjustment to reflect the write-off of deferred financing costs as a result of the amendment to the EXCO Resources Credit Agreement related to changes in borrowing capacity for certain creditors.

(c)
Pro forma adjustment to reflect the acquisition of oil and natural gas properties from Chesapeake for $973.6 million, after customary preliminary purchase price adjustments. The following table summarizes the purchase price and preliminary allocation of the purchase price to the assets acquired and liabilities assumed:

(in thousands)
Purchase price of acquired Chesapeake properties	$973,593

Allocation of purchase price:
Proved oil and natural gas properties	745,101
Unproved oil and natural gas properties	232,415
Asset retirement obligations	(3,923)
Total purchase price allocations	$973,593

(d)
Pro forma adjustment to reflect the sale of undeveloped properties to KKR for net cash proceeds of $130.9 million, which were applied to reduce our outstanding borrowings under the asset sale requirement of the EXCO Resources Credit Agreement.

(e)
Pro forma adjustment to reflect the write-off of deferred financing costs in connection with a reduction in the borrowing base under the EXCO Resources Credit Agreement of $130.9 million as a result of repayment of outstanding borrowings from proceeds of the sale of undeveloped properties to KKR.

Pro forma statements of operations

The following unaudited condensed consolidated pro forma financial information presents statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 and is based on the audited consolidated financial statements of EXCO for the year ended December 31, 2012, the audited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the year ended December 31, 2012, the unaudited condensed consolidated financial statements of EXCO for the six months ended June 30, 2013 and the unaudited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the six months ended June 30, 2013. The pro forma financial information gives effect to the acquisition of oil and natural gas properties, sale of undeveloped properties to KKR, amendment to the EXCO Resources Credit Agreement and formation of the EXCO/HGI Partnership as if such transactions had occurred on January 1, 2012.

EXCO Resources, Inc.
Pro forma condensed consolidated statement of operations
Six months ended June 30, 2013
(Unaudited)

	Historical			Pro forma

(in thousands, except per share data)	EXCO Resources, Inc.	Acquired Chesapeake Properties		EXCO/HGI Partnership Transaction		Other Pro Forma Adjustments		EXCO Resources, Inc.
Revenues:
Oil and natural gas	$288,555	$130,446	(1)	$(12,657)	(2)	$—		$406,344
Costs and expenses:
Oil and natural gas operating costs	25,519	20,098	(1)	(3,489)	(2)	—		42,128
Production and ad valorem taxes	9,229	5,086	(1)	(1,544)	(2)	—		12,771
Gathering and transportation	47,884	—		(782)	(2)	—		47,102
Depletion, depreciation and amortization	88,696	—		—		69,934	(6)	158,630
Write-down of oil and natural gas properties	10,707	—		—		—		10,707
Accretion of discount on asset retirement obligations	1,246	—		(194)	(3)	147	(7)	1,199
General and administrative	44,558	—		(809)	(4)	—		43,749
(Gain) loss on divestitures and other operating items	(182,242)	—		—		186,466	(8)	4,224
Total costs and expenses	45,597	25,184		(6,818)		256,547		320,510
Operating income (loss)	242,958	105,262		(5,839)		(256,547)		85,834
Other income (expense):
Interest expense	(35,297)	—		(312)	(5)	(14,823)	(9)	(48,345)
						2,087	(10)
Gain on derivative financial instruments	11,732	—		—		—		11,732
Other income	246	—		—		—		246
Equity income	24,079	—		—		—		24,079
Total other income (expense)	760	—		(312)		(12,736)		(12,288)
Income (loss) before income taxes	243,718	105,262		(6,151)		(269,283)		73,546
Income tax expense	—	—		—		—		—
Net income (loss)	$243,718	$105,262		$(6,151)		$(269,283)		$73,546
Earnings per common share:
Basic:
Net income	$1.13							$0.34
Weighted average common shares outstanding	214,786							214,786
Diluted:
Net income	$1.13							$0.34
Weighted average common shares and common share equivalents outstanding	215,347							215,347

See accompanying notes.

(1)
Historical revenues and direct operating expenses for the oil and natural gas properties acquired from Chesapeake for the six months ended June 30, 2013. These historical results were derived from unaudited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the six months ended June 30, 2013.

(2)
Pro forma adjustment to reflect the contribution of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and the EXCO/HGI Partnership's acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.

(3)
Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations attributable to the assets contributed to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and the increase in accretion of discount on asset retirement obligations attributable to the EXCO/HGI Partnership's acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.

(4)
Pro forma adjustment to eliminate general and administrative expenses for 74.5% of estimated costs of personnel and other administrative services attributable to the EXCO/HGI Partnership pursuant to an Administrative Services Agreement ("ASA") executed upon formation of the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013.

(5)
Pro forma adjustment to reflect EXCO's 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.7% interest rate) and amortization of deferred financing costs for the period from January 1, 2013 to February 14, 2013 related to the EXCO/HGI Partnership Credit Agreement.

(6)
Pro forma adjustment to depletion, depreciation and amortization on a consolidated basis as a result of the formation of the EXCO/HGI Partnership, the acquisition of oil and natural gas properties from Chesapeake and sale of undeveloped properties to KKR for the six months ended June 30, 2013.

(7)
Pro forma adjustment to reflect accretion of discount on asset retirement obligations attributable to the oil and natural gas properties acquired from Chesapeake for the six months ended June 30, 2013.

(8)	Pro forma adjustment to eliminate the gain on the divestiture of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership on February 14, 2013.

(9)
Pro forma adjustment to reflect the incremental interest expense on a consolidated basis as a result of the amendment to the EXCO Resources Credit Agreement (3.7% interest rate) and the changes in outstanding borrowings as a result the formation of the EXCO/HGI Partnership, acquisition of oil and natural gas properties from Chesapeake, and sale of undeveloped properties to KKR for the six months ended June 30, 2013. The average interest rate used in the calculation of this adjustment included the additional 100 bps per annum related to the asset sale requirement under the EXCO Resources Credit Agreement.

(10) Pro forma adjustment to reflect a net reduction in interest expense for the amortization of deferred financing costs associated with the EXCO Resources Credit Agreement for the six months ended June 30, 2013. The net reduction in interest expense was primarily due to the elimination of the write-off of deferred financing costs associated with the formation of the EXCO/HGI Partnership. The adjustment also reflects the incremental interest expense due to deferred financing costs incurred as part of the amendment to the EXCO Resources Credit Agreement to facilitate the acquisition of oil and natural gas properties from Chesapeake as if such transactions had occurred on January 1, 2012.

EXCO Resources, Inc.
Pro forma condensed consolidated statement of operations
Year ended December 31, 2012
(Unaudited)

	Historical			Pro forma
(in thousands, except per share data)	EXCO Resources, Inc.	Acquired Chesapeake Properties		EXCO/HGI Partnership Transaction		Other Pro Forma Adjustments		EXCO Resources, Inc.
Revenues:
Oil and natural gas	$546,609	$168,677	(1)	$(111,047)	(2)	$—		$604,239
Costs and expenses:
Oil and natural gas operating costs	77,127	28,173	(1)	(31,018)	(2)	—		74,282
Production and ad valorem taxes	27,483	9,216	(1)	(13,371)	(2)	—		23,328
Gathering and transportation	102,875	—		(7,894)	(2)	—		94,981
Depletion, depreciation and amortization	303,156	—		—		69,580	(8)	372,736
Write-down of oil and natural gas properties	1,346,749	—		(472,381)	(3)	—		874,368
Accretion of discount on asset retirement obligations	3,887	—		(1,574)	(4)	294	(9)	2,607
General and administrative	83,818	—		(6,558)	(5)	—		77,260
Other operating items	17,029	—		—		—		17,029
Total costs and expenses	1,962,124	37,389		(532,796)		69,874		1,536,591
Operating income (loss)	(1,415,515)	131,288		421,749		(69,874)		(932,352)
Other income (expense):
Interest expense	(73,492)	—		(2,866)	(6)	(17,124)	(10)	(102,571)
						(9,089)	(11)
Gain (loss) on derivative financial instruments	66,133	—		(3,617)	(7)	—		62,516
Other income	969	—		—		—		969
Equity income	28,620	—		—		—		28,620
Total other income (expense)	22,230	—		(6,483)		(26,213)		(10,466)
Income (loss) before income taxes	(1,393,285)	131,288		415,266		(96,087)		(942,818)
Income tax expense	—	—		—		—		—
Net income (loss)	$(1,393,285)	$131,288		$415,266		$(96,087)		$(942,818)
Earnings (loss) per common share:
Basic:
Net loss	$(6.50)							$(4.40)
Weighted average common shares outstanding	214,321							214,321
Diluted:
Net loss	$(6.50)							$(4.40)
Weighted average common and common equivalent shares outstanding	214,321							214,321

See accompanying notes.

(1)
Historical revenues and direct operating expenses for the oil and natural gas properties acquired from Chesapeake. These historical results were derived from the audited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the year ended December 31, 2012.

(2)
Pro forma adjustment to reflect the contribution of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership, and the EXCO/HGI Partnership's acquisition of shallow Cotton Valley assets from BG Group.

(3)
Pro forma adjustment to reflect proportionate elimination of the write-down in the carrying value of oil and natural gas properties contributed to the EXCO/HGI Partnership resulting from the full cost pool ceiling limitation test at December 31, 2012 based upon the relative fair value of the assets sold as compared to the fair value of the assets retained.

(4)
Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations attributable to the assets contributed to the EXCO/HGI Partnership, and the additional accretion of discount on asset retirement obligations attributable to the EXCO/HGI Partnership's acquisition of shallow Cotton Valley assets from BG Group.

(5)
Pro forma adjustment to eliminate general and administrative expenses for 74.5% of estimated costs of personnel and other administrative services attributable to the EXCO/HGI Partnership pursuant to an Administrative Services Agreement ("ASA") executed upon formation of the EXCO/HGI Partnership.

(6)
Pro forma adjustment to reflect EXCO's 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.7% interest rate) and amortization of deferred financing costs related the EXCO/HGI Partnership Credit Agreement.

(7) Pro forma adjustment to eliminate gain on derivative financial instruments attributable to 74.5% of the natural gas swap contracts novated to the EXCO/HGI Partnership.

(8)
Pro forma adjustment to depletion, depreciation and amortization on a consolidated basis as a result of the formation of the EXCO/HGI Partnership, sale of undeveloped properties to KKR, and the acquisition of oil and natural gas properties from Chesapeake.

(9) Pro forma adjustment to reflect accretion of discount on asset retirement obligations attributable to the oil and natural gas properties acquired from Chesapeake.

(10) Pro forma adjustment to reflect incremental interest expense on a consolidated basis as a result of the amendment to the EXCO Resources Credit Agreement (3.7% interest rate) and the the changes in outstanding borrowings as a result the formation of the EXCO/HGI Partnership, acquisition of oil and natural gas properties from Chesapeake, and sale of undeveloped properties to KKR. The average interest rate used in the calculation of this adjustment included the additional 100 bps per annum related to the asset sale requirement under the EXCO Resources Credit Agreement.

(11) Pro forma adjustment to reflect an increase in interest expense for the write-off and amortization of deferred financing costs associated with the EXCO Resources Credit Agreement.